Exhibit 99.1

Eyal Peso, CEO of Smart Materials Company Gauzy, Ltd.

Joins Board of Directors of Smart Glass Leader Research Frontiers

Woodbury, New York and Tel Aviv/Jaffo, June 5, 2023 – Research Frontiers Inc. (Nasdaq: REFR) and Gauzy Ltd. announced today the appointment of Eyal Peso to the Research Frontiers Board of Directors effective June 4, 2023. Mr. Peso, age 43, is the Co-Founder, Chairman of the Board of Directors and CEO of smart materials manufacturer Gauzy, Ltd.

Joseph M. Harary, President and CEO of Research Frontiers noted: “Eyal Peso has been a transformational force in our industry. From our first meeting, we shared the same vision of what the smart glass industry should become, and together we have worked hard, and have invested considerable resources, to bring the best performing and most innovative smart glass products to the customer. Since that first meeting, Eyal and his team have grown tenfold the size of Gauzy’s workforce, expanded Gauzy’s presence from Israel to Europe, North America, Asia and the Middle East, and transformed Gauzy into an industry leader, with a solid reputation for delivering high-quality, innovative, and sustainable solutions.”

Joe Harary joins the employees, directors and shareholders of Research Frontiers in welcoming Mr. Peso to the Board: “Under Eyal Peso’s leadership, Gauzy expanded from being a startup to becoming a globally recognized leader in the smart glass industry, with offices in Israel, the United States, Canada, France, Germany, China, South Korea, Singapore, and Dubai, and serving customers in over 40 countries. Gauzy boasts a diverse portfolio of patented technologies, leading the industry with its SPD-Smart and PDLC light-control technologies. These innovative solutions are implemented in a variety of industries, including automotive, architectural, aviation, marine, and consumer electronics sectors, among others. Mr. Peso guided Gauzy to a remarkable growth trajectory, characterized by strategic partnerships and acquisitions, market expansion, and product innovation and excellence.”

“Research Frontiers Incorporated believes that Mr. Peso’s proven track record of success, extensive industry knowledge of smart glass and its customers, and strong leadership skills, make him a valuable addition to our Board of Directors. His appointment is part of our continuous effort to enhance our governance structure, and reinforce our commitment to driving sustained growth and shareholder value. We warmly welcome Mr. Peso to our Board and look forward to his contributions to our strategic vision and execution.”

Image: Gauzy CEO Eyal Peso and Research Frontiers CEO Joseph M. Harary celebrate in front of

Gauzy’s State-of-the-Art SPD-SmartGlass light control film production line in Stuttgart Germany.

About Gauzy Ltd.

Gauzy Ltd. is a world leading material science company, focused on the research, development, manufacturing, and marketing of vision and light control technologies that support safe, sustainable, comfortable, and agile user experiences across various industries. Headquartered in Tel Aviv, Israel, the company has additional subsidiaries and entities based in Germany, France, the United States, Canada, China, Singapore, and Dubai. Gauzy serves leading brands in over 40 countries through direct fulfillment and a certified and trained distribution channel. For more news and information about Gauzy, please visit www.gauzy.com and Gauzy’s social media pages on Facebook, LinkedIn, Instagram, and YouTube.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit www.SmartGlass.com, and Research Frontiers’ social media pages on Facebook, Twitter, LinkedIn and YouTube.

For further information, please contact:

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Eyal Peso

Chairman and CEO

Gauzy Ltd.

+972 72-250-0385

info@gauzy.com